Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports First Quarter Earnings for 2020

Conference Call and Webcast Scheduled for Tuesday, April 21, 2020 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

First Quarter 2020 Highlights

•	Net income of $6.7 million, or $0.33 diluted earnings per share

•	Completed the acquisition of Pacific Global Bank (“PGB”) on January 10, 2020 and the system conversion on March 15, 2020
•	Loans held for investment increased by $202.8 million, or 37.1% annualized growth, from the end of the prior quarter, including a $173.2 million contribution from PGB
•	Total deposits (excluding brokered deposits) increased by $220.9 million, or 8.32%, from the end of the prior quarter, including a $188.4 million contribution from PGB
•	Sold $100.5 million of mortgage loans for a net gain of $2.7 million

COVID-19 Update

•	The Company has fully implemented its Business Continuity Plan
•	All branches remain open, with routine banking services offered through online banking, drive-up windows and limited lobby access
•	Implemented a number of actions to support a healthy workforce
o	Flexible work practices such as work-from-home options, working in shifts and placing greater distances between employees
o	Discontinued non-essential business travel and meetings
o	Utilizing online meeting platforms
•	Actively addressing client needs, including offering loan relief to all impacted clients
•	Enrolling clients in the SBA Paycheck Protection Program
o	As of April 17, 2020, have received approvals from the SBA for 117 loans in the total amount of $21.8 million

Los Angeles, CA, April 20, 2020 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended March 31, 2020.

The Company reported net income of $6.7 million, or $0.33 diluted earnings per share, for the three months ended March 31, 2020, compared to net income of $10.7 million, or $0.52 diluted earnings per share, and $10.4 million, or $0.51 diluted earnings per share, for the three months ended December 31, 2019 and March 31, 2019, respectively.

“The onset of the COVID-19 pandemic has created unprecedented challenges in our country and the world,” said Mr. Alan Thian, Chairman, President and CEO of RBB Bancorp. “The physical and financial health of our customers, investors and employees are our paramount concerns. We are committed to helping our local businesses and the communities that we serve during these extremely challenging times. We expect to grant loan deferrals to our customers who need temporary relief, and we will partner with the Small Business Administration to offer loans to affected clients through the Payroll Protection Program.  However, we plan to continue to originate new loans across all of our business lines in a disciplined manner.”

“Though the pandemic did impact our results in the form of lower organic loan growth and an increased provision for loan losses, our overall credit quality remained relatively stable, and our operating expenses were in line with our expectations,” added Mr. Thian. “I am generally pleased with of our first-quarter financial performance and the healthy underlying fundamentals of the company. We remain focused on maintaining adequate liquidity to help our existing customers manage through this public health crisis and we continue to evaluate opportunities to expand our franchise beyond our existing markets.”

On January 10, 2020 the Company completed the acquisition of PGB Holdings, Inc. and its wholly-owned subsidiary Pacific Global Bank based in Chicago, IL in a cash transaction valued at approximately $32.9 million. Principally serving the Chinese-American communities in Chicago, Pacific Global Bank has three branches located in the Chicago neighborhoods of Chinatown and Bridgeport, offering consumer and business banking and loan products and services.

Key Performance Ratios

Net income of $6.7 million for the first quarter of 2020 produced an annualized return on average assets of 0.90%, an annualized return on average tangible common equity of 8.13%, and an annualized return on average equity of 6.60%.  This compares to an annualized return on average assets of 1.51%, an annualized return on average tangible common equity of 12.50%, and an annualized return on average equity of 10.49% for the fourth quarter of 2019.  The efficiency ratio for the first quarter of 2020 was 57.65%, compared to 46.52% for the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $23.6 million for the first quarter of 2020, compared to $23.1 million for the fourth quarter of 2019.  The $470,000 increase was primarily attributable to a $195.0 million increase in average earning assets, partially offset by a $182.3 million increase in average interest-bearing liabilities.  The increases in both categories were primarily due to the acquisition of PGB.  Net interest income was also adversely impacted by a 12 basis point decrease in the net interest margin.  Accretion of purchase discounts from prior acquisitions contributed $685,000 to net interest income in the first quarter of 2020, compared to $633,000 in the fourth quarter of 2019.

During the quarter, the Company obtained a 5-year FHLB $150 million advance to secure funding at an attractive interest rate.  The Company had no FHLB advances at December 31, 2019.

Compared to the first quarter of 2019, net interest income, before provision for loan losses, decreased $2.3 million from $25.9 million. The decrease was primarily attributable to a 49 basis point decrease in the net interest margin, and a $13.4 million increase in average interest-bearing liabilities, partially offset by a $98.3 million increase in average earning assets and an $80.4 million increase in average noninterest-bearing deposits. The increases in average earning assets and total deposits were primarily due to the PGB acquisition.

Net interest margin was 3.35% for the first quarter of 2020, a decrease from 3.47% in the fourth quarter of 2019. The decrease was primarily attributable to a 26 basis point decrease in the yield on average earning assets resulting from higher balances and lower yields on cash equivalents and short term securities, and lower average loan yields partially offset by a 23 basis point decrease in the cost of interest bearing liabilities.  Loan discount accretion contributed 10 basis points to the net interest margin in the first quarter of 2020, consistent with the fourth quarter of 2019.

Noninterest Income

Noninterest income was $4.6 million for the first quarter of 2020, a decrease of $1.2 million from $5.8 million in the fourth quarter of 2019.  The decrease was driven by a decrease in gain on loan sales of $1.1 million.

The Company sold $31.5 million in FNMA direct and indirect mortgage loans, and $69.2 million in mortgage loans to private investors for a net gain of $1.4 million and $1.2 million, respectively during the first quarter of 2020, compared to $61.3 million in FNMA direct and indirect mortgage loans, and $100.3 million in mortgage loans to private investors for a net gain of $1.9 million and $1.7 million, respectively during the fourth quarter of 2019.

The Company sold $1.2 million in SBA loans for a net gain of $89,000 during the first quarter of 2020, compared to $3.8 million in SBA loans sold for a net gain of $171,000 during the fourth quarter of 2019.

Compared to the first quarter of 2019, noninterest income increased by $413,000 from $4.2 million. The increase was primarily attributable to an increase of $513,000 in gains on loan sales.

Noninterest Expense

Noninterest expense for the first quarter of 2020 was $16.3 million, compared to $13.5 million for the fourth quarter of 2019.  The $2.8 million increase was primarily attributable to a $1.7 million increase in salaries and benefits expenses, $645,000 increase in data processing expenses, $288,000 increase in legal and professional expenses, partially offset by a $252,000 decrease in travel expenses, $168,000 decrease in marketing and business promotion expenses, and a $162,000 decrease in OREO expenses. The increases in salaries and benefits, data processing expenses and legal and professional fees were primarily due to the acquisition of PGB.

RBB incurred $403,000 in merger and conversion expenses in the first quarter of 2020, of which $59,000 related to the First American International Corp. acquisition and $334,000 to the PGB acquisition, an increase of $172,000 from the prior quarter.

Noninterest expense increased from $15.3 million in the first quarter of 2019.  The $938,000 increase was primarily due to a $387,000 increase in salaries and employee benefits, a $332,000 increase in merger expenses, a $179,000 increase in legal and professional expenses, and a $152,000 increase in occupancy and equipment expenses.  These were partially offset by a $148,000 decrease in marketing and business promotion expenses and $121,000 decrease in insurance and regulatory expenses. The increases in salaries and benefits, data processing expenses, legal and professional fees and merger expenses was primarily due to the acquisition of PGB.

Income Taxes

The effective tax rate was 32.5%, including the impact of a deduction for stock options exercised in the amount of $28,000 for the first quarter of 2020, 28.0% with no stock options exercised for the fourth quarter of 2019, and 27.1% for the first quarter of 2019 including the tax impact of a deduction for stock options exercised in the amount of $92,000.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $2.4 billion as of March 31, 2020, an increase of $202.8 million from December 31, 2019, and an increase of $279.4 million from March 31, 2019. The increase from the prior quarter was primarily due to the PGB acquisition. Single-family residential mortgages increased by $113.2 million on a net basis, driven by a combination of acquired loans, new production, partially offset by an approximately $13.1 million net transfer of loans to the available for sale category.  In addition commercial real estate loans increased by $61.3 million, construction and land development loans increased by  $24.1 million, SBA loans increased by $3.2 million and commercial and industrial loans increased by $1.0 million.  Approximately $33.4 million of the increase in commercial real estate and construction loans were attributable to the PGB acquisition.

During the first quarter of 2020, single-family residential mortgage production was $106.6 million (mortgage loans held for investment and held for sale), payoffs and paydowns were $39.3 million, and single-family residential mortgage loan sales were $100.5 million.  During the fourth quarter of 2019, production was $125.8 million, payoffs and paydowns were $46.2 million, and loan sales were $161.7 million.

Mortgage loans held for sale were $52.3 million as of March 31, 2020, a decrease of $55.9 million from $108.2 million at December 31, 2019 and a decrease of $323.1 million from $375.4 million as of March 31, 2019.  The Company originated approximately $32.4 million in mortgage loans for sale for the first quarter of 2020, compared with $38.1 million during the prior quarter.

In the first quarter, SBA loan production was $6.2 million and total loan sales were $1.2 million.  In the prior quarter, SBA loan production was $4.7 million and total loan sales were $3.8 million.

The Company is expected to significantly increase its SBA lending during the second quarter of 2020 as many of its customers seek to participate in the SBA Paycheck Protection Program. As of April 17, 2020, the Company has processed approximately 117 PPP loans with the SBA in the total amount of approximately $21.8 million.

As of April 17, 2020, borrowers representing approximately 154 loans totaling $25.8 million, or 2% of the Company’s total non-single-family residential mortgage loan portfolio, have requested some form of payment deferral. It is too early in the stage of the pandemic-induced economic slowdown to determine the total amount of loans that will ultimately require payment deferrals. The following table is intended to summarize the Company’s overall loan exposure to major industries that are considered “at-risk” for business interruption due to the COVID-19 pandemic:

Industry / Property Type	Total Exposure ($ millions)	% of Total Loans
General Retail (excluding SBA)	$183.4	7.8%
Mixed Use Commercial	79.4	3.4%
Hospitality (excluding SBA)	58.2	2.5%
Service Stations (excluding SBA)	22.7	1.0%
Restaurants (excluding SBA)	6.4	0.3%
SBA Loans	78.2	3.3%
Shared National Credits (excluding Airlines and Cruise Lines)	38.5	1.6%
Airlines and Cruise Lines (SNC)	9.7	0.4%

Deposits

Deposits were $2.4 billion at March 31, 2020, an increase of $187.0 million from December 31, 2019, and an increase of $251.6 million from March 31, 2019. The increase in total deposits from the prior quarter was primarily attributable to the PGB acquisition. Time deposits increased by $107.1 million, partially offset by a $34.0 million decrease in brokered CDs, noninterest-bearing deposits increased by $45.6 and interest-bearing non-maturity deposits increased by $34.4 million.  As of March 31, 2020, time deposits included $33.1 million in brokered CDs, as compared to $67.1 million as of December 31, 2019 and $182.8 million as of March 31, 2019. Excluding brokered deposits, total deposits increased by $220.9 million from December 31, 2019.

Asset Quality

Nonperforming assets totaled $20.8 million, or 0.66% of total assets at March 31, 2020, compared to $13.5 million, or 0.48%, of total assets at December 31, 2019. The increase in nonperforming assets was primarily due to the additions in non-accrual loans of two SBA loans totaling $3.6 million, five commercial and industrial loans totaling $1.4 million and four mortgage loans totaling $1.6 million, the addition of one mortgage past due 90 days and still accruing loan in the amount of $225,000 and the addition of a commercial and industrial TDR loan in the amount of $506,000. Five of these loan additions were the result of the PGB acquisition. Nonperforming assets consist of OREO, loans modified under troubled debt restructurings (“TDR”), non-accrual loans, and loans past due 90 days or more and still accruing interest.

Loans held-for-investment 30 to 89 days past due increased to $22.5 million at March 31, 2020, up from $5.3 million at December 31, 2019.

In the first quarter of 2020, there were $631,000 in net charge-offs, down from $1.2 million in the prior quarter.

The Company recorded a provision for credit losses of $1.9 million for the first quarter of 2020, up from $659,000 in the prior quarter, primarily attributable to the higher loan balances, an increase in 30-89 day past due loans, non-performing loans and the expected impact of the COVID-19 pandemic.

The allowance for loan losses totaled $20.1 million, or 0.84% of loans held for investment at March 31, 2020, compared with $18.8 million, or 0.86%, of total loans at December 31, 2019.

Properties

On March 31, 2020, we closed the Grand Street branch in New York City.  The lease for this branch expired in April 2020.  Branch operations and staff were transferred to the Bowery branch.

With the acquisition of PGB, three branches are located in the Chicago neighborhoods of Chinatown and Bridgeport

The Bank plans to open a new full service banking branch in Edison, New Jersey in the second half of 2020. The branch will be located at 561 US-1, in the Wicks Shopping Plaza in Edison.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California.  The Company has total assets of $3.1 billion. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, and three branches in the Chicago neighborhoods of Chinatown and Bridgeport.  Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services.  The Bank has ten branches in Los Angeles County, two branches in Ventura County, one branch in Irvine, California, one branch in Las Vegas, Nevada, seven branches and one loan operation center in Brooklyn, Queens and Manhattan in New York, and three branches in Chicago, Illinois. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time tomorrow, April 21, 2020, to discuss the Company’s first quarter 2020 financial results.

To listen to the conference call, please dial 1-833-659-7620 or 1-430-775-1348, passcode 2075599. A replay of the call will be made available at 1-855-859-2056 or 1-404-537-3406, passcode 2075599, approximately one hour after the conclusion of the call and will remain available through April 28, 2020.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; expectations regarding the impact of the COVID-19 pandemic; the costs or effects of acquisitions or dispositions we may make, including our recent acquisition of PGB Holdings, Inc. and its wholly-owned subsidiary, Pacific Global Bank, and our recently completed acquisition of First American International Corp., whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments”, commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2019, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31	December 31	September 30	June 30	March 31
	2020	2019	2019	2019	2019
Assets
Cash and due from banks	$285,667	$114,763	$136,076	$185,643	$250,079
Federal funds sold and other cash equivalents	75,300	67,000	47,000	20,000	—
Total cash and cash equivalents	360,967	181,763	183,076	205,643	250,079
Interest-bearing deposits in other financial institutions	600	600	949	1,196	1,196
Investment securities available for sale	126,294	126,069	72,923	71,629	58,537
Investment securities held to maturity	7,825	8,332	8,724	8,733	9,449
Mortgage loans held for sale	52,311	108,194	259,339	249,596	375,430
Loans held for investment	2,399,767	2,196,934	2,126,145	2,092,438	2,120,413
Allowance for loan losses	(20,130)	(18,816)	(19,386)	(18,561)	(18,236)
Net loans held for investment	2,379,637	2,178,118	2,106,759	2,073,877	2,102,177
Premises and equipment, net	24,472	16,813	16,871	17,214	17,342
Federal Home Loan Bank (FHLB) stock	15,630	15,000	15,000	15,000	8,899
Net deferred tax assets	-	2,326	4,378	4,318	4,389
Cash surrender value of life insurance	34,544	34,353	34,158	33,963	33,769
Goodwill	70,074	58,563	58,383	58,383	58,383
Servicing assets	16,826	17,083	17,180	17,587	17,288
Core deposit intangibles	6,234	6,100	6,444	6,828	7,212
Accrued interest and other assets	33,523	35,221	36,118	37,989	33,968
Total assets	$3,128,937	$2,788,535	$2,820,302	$2,801,956	$2,978,118
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$504,324	$458,763	$446,141	$435,629	$418,953
Savings, NOW and money market accounts	571,870	537,490	493,965	462,448	480,959
Time deposits	1,359,786	1,252,685	1,311,817	1,337,257	1,284,428
Total deposits	2,435,980	2,248,938	2,251,923	2,235,334	2,184,340
Net deferred tax liabilities	312	—	—	—	—
FHLB advances	150,000	—	35,000	40,000	275,000
Long-term debt, net of debt issuance costs	104,135	104,049	103,964	103,878	103,793
Subordinated debentures	14,120	9,673	9,632	9,590	9,548
Accrued interest and other liabilities	16,397	18,185	20,942	19,334	20,634
Total liabilities	2,720,944	2,380,845	2,421,461	2,408,136	2,593,315
Shareholders' equity:
Shareholder's equity	407,332	407,379	398,438	393,758	385,395
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive income (loss) - Net of tax	589	239	331	(10)	(664)
Total shareholders' equity	407,993	407,690	398,841	393,820	384,803
Total liabilities and stockholders’ equity	$3,128,937	$2,788,535	$2,820,302	$2,801,956	$2,978,118

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	March 31, 2020	December 31, 2019	March 31, 2019
Interest and dividend income:
Interest and fees on loans	$32,276	$32,178	$35,839
Interest on interest-bearing deposits	451	373	468
Interest on investment securities	821	676	588
Dividend income on FHLB stock	2	264	198
Interest on federal funds sold and other	478	416	113
Total interest income	34,028	33,907	37,206
Interest expense:
Interest on savings deposits, NOW and money market accounts	1,243	1,237	1,294
Interest on time deposits	7,086	7,559	5,953
Interest on subordinated debentures and long term debt	1,956	1,915	1,747
Interest on other borrowed funds	150	73	2,300
Total interest expense	10,435	10,784	11,294
Net interest income	23,593	23,123	25,912
Provision for loan losses	1,945	659	550
Net interest income after provision for loan losses	21,648	22,464	25,362
Noninterest income:
Service charges, fees and other	1,079	1,096	820
Gain on sale of loans	2,711	3,762	2,198
Loan servicing fees, net of amortization	592	817	840
Recoveries on loans acquired in business combinations	42	70	6
Unrealized gain on equity investments	—	—	147
Increase in cash surrender value of life insurance	191	195	191
(Loss)/Gain on sale of other real estate owned	—	(117)	—
	4,615	5,823	4,202
Noninterest expense:
Salaries and employee benefits	9,505	7,821	9,118
Occupancy and equipment expenses	2,404	2,390	2,252
Data processing	1,142	497	1,009
Legal and professional	604	316	425
Office expenses	323	292	336
Marketing and business promotion	214	382	362
Insurance and regulatory assessments	177	146	298
Core deposit premium	357	344	388
OREO expenses/(income)	14	176	81
Merger and conversion expenses	403	231	71
Other expenses	1,120	868	985
	16,263	13,463	15,325
Income before income taxes	10,000	14,824	14,239
Income tax expense	3,252	4,149	3,859
Net income	$6,748	$10,675	$10,380

Net income per share
Basic	$0.34	$0.53	$0.52
Diluted	$0.33	$0.52	$0.51
Cash Dividends declared per common share	$0.12	$0.10	$0.10
Weighted-average common shares outstanding
Basic	19,971,856	20,001,916	20,047,716
Diluted	20,266,328	20,389,099	20,436,741

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$266,864	$931	1.40%	$172,431	$1,053	2.42%	$92,692	$779	3.41%
Securities
Available for sale	138,574	755	2.19%	94,400	605	2.54%	68,708	508	3.00%
Held to maturity (2)	8,016	74	3.71%	8,441	80	3.76%	9,629	89	3.75%
Mortgage loans held for sale	78,063	981	5.05%	244,706	2,969	4.81%	449,828	5,490	4.95%
Loans held for investment: (3)
Real estate	2,007,286	26,428	5.30%	1,793,647	24,182	5.35%	1,764,813	24,486	5.63%
Commercial	337,548	4,867	5.80%	327,765	5,027	6.08%	352,428	5,864	6.75%
Total loans	2,344,834	31,295	5.37%	2,121,412	29,209	5.46%	2,117,241	30,350	5.81%
Total earning assets	2,836,351	$34,036	4.83%	2,641,390	$33,916	5.09%	2,738,098	$37,216	5.51%
Noninterest-earning assets	195,272			165,659			176,813
Total assets	$3,031,623			$2,807,049			$2,914,911

Interest-bearing liabilities
NOW and money market deposits	$475,843	$1,188	1.00%	$416,380	$1,190	1.13%	$413,952	$1,241	1.22%
Savings deposits	114,951	55	0.19%	96,813	48	0.20%	100,623	53	0.21%
Time deposits	1,358,639	7,086	2.10%	1,296,379	7,559	2.31%	1,139,214	5,953	2.12%
Total interest-bearing deposits	1,949,433	8,329	1.72%	1,809,572	8,797	1.93%	1,653,789	7,247	1.78%
FHLB advances	51,978	150	1.16%	14,348	71	1.96%	339,406	2,114	2.53%
Long-term debt	104,083	1,748	6.75%	103,997	1,748	6.67%	103,742	1,747	6.83%
Subordinated debentures	14,327	208	5.84%	9,648	167	6.87%	9,523	186	7.92%
Total interest-bearing liabilities	2,119,821	10,435	1.98%	1,937,565	10,784	2.21%	2,106,460	11,294	2.17%
Noninterest-bearing liabilities
Noninterest-bearing deposits	485,555			445,891			405,190
Other noninterest-bearing liabilities	15,056			19,851			19,987
Total noninterest-bearing liabilities	500,611			465,742			425,177
Shareholders' equity	411,191			403,742			383,274
Total liabilities and shareholders' equity	$3,031,623			$2,807,049			$2,914,911
Net interest income / interest rate spreads		$23,601	2.85%		$23,133	2.88%		$25,922	3.34%
Net interest margin			3.35%			3.47%			3.84%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Per share data (common stock)
Earnings
Basic	$0.34	$0.53	$0.52
Diluted	$0.33	$0.52	$0.51
Dividends declared	$0.12	$0.10	$0.10
Basic, excluding merger and conversion expense	$0.35	$0.54	$0.52
Diluted, excluding merger and conversion expense	$0.35	$0.53	$0.51
Book value	$20.67	$20.35	$19.17
Tangible book value	$16.80	$17.12	$15.90
Weighted average shares outstanding
Basic	19,971,856	20,001,916	20,047,716
Diluted	20,266,328	20,389,099	20,436,741
Shares outstanding at period end	19,739,280	20,030,866	20,073,991
Performance ratios
Return on average assets, annualized	0.90%	1.51%	1.44%
Return on average shareholders' equity, annualized	6.60%	10.49%	10.98%
Return on average tangible common equity, annualized	8.13%	12.50%	13.26%
Noninterest income to average assets, annualized	0.61%	0.82%	0.58%
Noninterest expense to average assets, annualized	2.16%	1.90%	2.13%
Yield on average earning assets	4.83%	5.09%	5.51%
Cost of average total deposits	1.38%	1.55%	1.43%
Cost of average interest-bearing deposits	1.72%	1.93%	1.78%
Cost of average interest-bearing liabilities	1.98%	2.21%	2.17%
Accretion on loans to average earning assets	0.10%	0.10%	0.16%
Net interest spread	2.85%	2.88%	3.34%
Net interest margin	3.35%	3.47%	3.84%
Efficiency ratio	57.65%	46.52%	50.89%
Common stock dividend payout ratio	35.29%	18.87%	19.69%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	March 31,	December 31,	March 31,
	2020	2019	2019
Loan to deposit ratio	98.51%	97.69%	97.07%
Core deposits / total deposits	72.75%	70.46%	75.16%
Net non-core funding dependence ratio	14.91%	9.00%	14.94%

Credit Quality Data:
Loans 30-89 days past due	$22,488	$5,277	$5,665
Loans 30-89 days past due to total loans	0.94%	0.24%	0.27%
Loans 90 days past due and still accruing	$225	$—	$—
Nonperforming loans	$20,499	$13,218	$2,586
Nonperforming loans to total loans	0.85%	0.60%	0.12%
Nonperforming assets	$20,792	$13,511	$4,642
Nonperforming assets to total assets	0.66%	0.48%	0.16%
Allowance for loan losses to total loans	0.84%	0.86%	0.86%
Allowance for loan losses to nonperforming loans	98.20%	142.35%	705.18%
Net charge-offs to average loans (for the quarter-to-date period)	0.11%	0.23%	-0.02%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	10.87%	12.59%	10.96%
Tier 1 leverage ratio	11.73%	12.89%	11.61%
Tier 1 common capital to risk-weighted assets	15.43%	17.16%	16.29%
Tier 1 capital to risk-weighted assets	16.09%	17.65%	16.77%
Total capital to risk-weighted assets	21.90%	23.82%	22.98%

Regulatory capital ratios—Bank only
Tier 1 leverage ratio	14.44%	15.23%	13.43%
Tier 1 common capital to risk-weighted assets	19.78%	20.87%	19.39%
Tier 1 capital to risk-weighted assets	19.78%	20.87%	19.39%
Total capital to risk-weighted assets	20.76%	21.86%	20.35%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Quarterly Consolidated Statements of Earnings	2020	2019	2019	2019	2019
Interest income
Loans, including fees	$32,276	$32,178	$32,902	$34,240	$35,839
Investment securities and other	1,752	1,729	1,767	1,703	1,367
Total interest income	34,028	33,907	34,669	35,943	37,206
Interest expense
Deposits	8,329	8,796	9,155	9,035	7,247
Interest on subordinated debentures and other	1,956	1,915	1,921	1,929	1,933
Other borrowings	150	73	81	662	2,114
Total interest expense	10,435	10,784	11,157	11,626	11,294
Net interest income before provision for loan losses	23,593	23,123	23,512	24,317	25,912
Provision for loan losses	1,945	659	824	357	550
Net interest income after provision for loan losses	21,648	22,464	22,688	23,960	25,362
Noninterest income	4,615	5,823	2,799	5,496	4,202
Noninterest expense	16,263	13,463	13,786	14,899	15,325
Earnings before income taxes	10,000	14,824	11,701	14,557	14,239
Income taxes	3,252	4,149	3,689	4,415	3,859
Net income	$6,748	$10,675	$8,012	$10,142	$10,380
Net income per common share - basic	$0.34	$0.53	$0.40	$0.51	$0.52
Net income per common share - diluted	$0.33	$0.52	$0.39	$0.50	$0.51
Cash dividends declared per common share	$0.12	$0.10	$0.10	$0.10	$0.10
Cash dividends declared on common shares	$2,407	$2,003	$2,016	$2,007	$2,007
Yield on average assets, annualized	0.90%	1.51%	1.15%	1.43%	1.44%
Yield on average earning assets	4.83%	5.09%	5.29%	5.37%	5.51%
Cost of average deposits	1.38%	1.55%	1.63%	1.62%	1.43%
Cost of average interest-bearing deposits	1.72%	1.93%	2.02%	1.99%	1.78%
Cost of average interest-bearing liabilities	1.98%	2.21%	2.30%	2.29%	2.17%
Accretion on loans to average earning assets	0.10%	0.10%	0.10%	0.11%	0.16%
Net interest margin	3.35%	3.47%	3.59%	3.64%	3.84%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of March 31, 2020		As of December 31, 2019		As of September 30, 2019		As of June 30, 2019		As of March 31, 2019
(dollars in thousands)	$	%	$	%	$	%	$	%	$	%
Loans:
Commercial and industrial	$275,602	11.5	$274,586	12.5	$276,478	13.0	$283,920	13.6	$269,556	12.7
SBA	77,566	3.2	74,985	3.4	70,978	3.3	79,475	3.8	82,571	3.9
Construction and land development	120,115	5.0	96,020	4.4	101,649	4.8	118,806	5.7	125,686	5.9
Commercial real estate (1)	854,580	35.6	793,268	36.1	787,927	37.1	756,452	36.2	756,313	35.7
Single-family residential mortgages	1,070,434	44.6	957,254	43.6	888,577	41.8	853,403	40.7	885,951	41.8
Other loans	1,470	0.1	821	0.0	536	0.0	382	0.0	336	0.0
Total loans (2)	$2,399,767	100.0	$2,196,934	100.0	$2,126,145	100.0	$2,092,438	100.0	$2,120,413	100.0
Allowance for loan losses	(20,130)		(18,816)		(19,386)		(18,561)		(18,236)
Total loans, net	$2,379,637		$2,178,118		$2,106,759		$2,073,877		$2,102,177

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three Months Ended
Change in Allowance for Loan Losses	March 31,
(dollars in thousands)	2020	2019
Beginning balance	$18,816	$17,577
Additions to the allowance charged to expense	1,945	550
Net (charge-offs) recoveries on loans	(631)	109
Ending balance	$20,130	$18,236

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2020 and 2019.

	March 31,
(dollars in thousands, except per share data)	2020	2019
Tangible common equity:
Total shareholders' equity	$407,993	$384,803
Adjustments
Goodwill	(70,074)	(58,383)
Core deposit intangible	(6,234)	(7,212)
Tangible common equity	$331,685	$319,208
Tangible assets:
Total assets-GAAP	$3,128,937	$2,978,118
Adjustments
Goodwill	(70,074)	(58,383)
Core deposit intangible	(6,234)	(7,212)
Tangible assets	$3,052,629	$2,912,523
Common shares outstanding	19,739,280	20,073,991
Tangible common equity to tangible assets ratio	10.87%	10.96%
Book value per share	$20.67	$19.17
Tangible book value per share	$16.80	$15.90